UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 15, 2010

Date of Report

(Date of earliest event reported)

LIBRA ALLIANCE CORPORATION (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	000-32451 (Commission File Number)	91-1829866 (IRS Employer Identification No.)
2157 S. Lincoln Street, Salt Lake City, Utah (Address of principal executive offices)		84106 (Zip code)

Registrant’s telephone number, including area code:    801-323-2395

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

 (17 CFR 240.13e-4(c))

Special Note Regarding Forward-looking Statements

This Current Report on Form 8-K contains forward-looking statements.  Words such as “may,” “expect,” “believe,” “anticipate,” “estimate,” “project,” or “continue” or comparable terminology used in connection with any discussion of future events or operating results are forward-looking statements.  You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this report.  All forward-looking statements reflect our present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Section 8 – Other Events

Item 8.01 Other Events

Effective January 15, 2010, Libra Alliance Corporation (“Libra”) entered into a letter of intent related to a proposed exchange of shares to effect Libra’s acquisition of an operating company.  The operating company conducts business in the communications industry and provides voice, data and Internet, and wireless products and services to business and residential customers.

Consummation of the transaction is subject to a number of conditions, including execution of a definitive share exchange agreement.  As of the date of this report, there can be no assurance that the parties will reach a definitive share exchange agreement or that the acquisition will be successfully completed.

The letter of intent proposes that Libra will acquire 100% of the operating company’s common stock in exchange for a majority of shares of Libra’s common stock.  The letter of intent will become void if a definitive share exchange agreement is not closed on or before February 12, 2010.  The parties are currently negotiating the terms of the final definitive share exchange agreement.  The Libra common stock will not be registered under the Securities Act of 1933,as amended, (the “Securities Act”), and the shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.  The Libra common stock will be offered and sold in reliance upon exemptions from registration under the Securities Act and state securities laws.  This notice does not and will not constitute an offer to sell or the solicitation of an offer to buy the Libra common stock and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.  This notice is being filed pursuant to and in accordance with Rule 135C under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2010	By: /s/ April L. Erickson April L. Erickson President and Director Principal Financial Officer

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